SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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JOHN HANCOCK TAX-ADVANTAGED DIVIDEND INCOME FUND
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FOR IMMEDIATE RELEASE
Contact:
Beth McGoldrick
(617) 663-4751
bmcgoldrick@jhancock.com
JOHN HANCOCK TAX-ADVANTAGED DIVIDEND INCOME
FUND BOARD URGES SHAREHOLDERS TO RE-ELECT JAMES F.
CARLIN AND WILLIAM H. CUNNINGHAM AS FUND TRUSTEES
Annual Shareholders Meeting to be held Monday, March 31, in Boston
BOSTON, March 17, 2008 — The John Hancock Tax-Advantaged Dividend Income Fund (NYSE: HTD) will hold the annual shareholders meeting on Monday, March 31, 2008, at 10 a.m. Eastern Time at the fund’s offices, 601 Congress Street, Boston, Massachusetts.
Because the Board is committed to protecting the long-term interests of all shareholders, it is urging shareholders to immediately vote the GOLD proxy card to re-elect independent trustees James F. Carlin and William H. Cunningham to the Board of Trustees. The Board believes that Messrs. Carlin and Cunningham are very experienced in overseeing closed-end funds, and will support the Board’s leadership in continuing their track record of providing sustainable tax-advantaged returns for long-term investors.
Under the leadership of the existing Board:
•	The fund has produced attractive distributions, the majority of which are designed to qualify for a maximum 15% federal income tax rate. The fund’s distribution rate was 8.92% based on the fund’s February 29, 2008 market value (an 8% distribution taxed at 15% is comparable to a 10% distribution taxed at the maximum federal rate of 35%).
•	The fund’s net expenses, paid by fund shareholders, are consistently below its Lipper peer group median.
•	The fund’s NAV discount of 5.93% as of February 29, 2008 places it in the upper half of its Lipper peer group or 85 basis points (0.85%) better than the Lipper peer group average.

Moreover, the Board has taken steps that continue to show improved discounts:
•	On December 4, 2007, the Board approved (1) a level distribution policy, increasing the distribution by 29%, and (2) an open-market share repurchase program.
•	On December 5, 2006, the Board approved the filing of an exemptive application with the SEC for a managed distribution plan, which may enhance a fund’s regular distribution rate by including long-term capital gains, and which may reduce a market discount. Managed distribution orders allow a fund to distribute long-term gains on a more frequent basis. A fund must obtain an exemptive order from the SEC in order to adopt such a plan. The SEC announced that it would begin accepting applications for such orders on December 1, 2006. However, despite the Board’s proactivity, more than fourteen months later, the SEC still has not granted any orders.
The Board recognizes that a hedge fund called Western Investment LLC is trying to unseat Messrs. Carlin and Cunningham with two dissident candidates, and urges shareholders NOT to vote Western’s proxy, because:
•	One of the dissident candidates reports no registered fund board experience and the other candidate reports less than a year’s experience on the board of a competitor fund, which could conflict with services to HTD.
•	One of the dissident candidates owes allegiance to the Western Investment hedge funds, and the Board questions whether the dissident candidate would place the interests of all HTD shareholders ahead of Western’s shareholdings in HTD.
•	Western is interested in a short-term event that it can leverage to make a quick profit at the expense of long-term shareholders. More than 99% of the shares that Western owned as of the record date were purchased by it just since October 17, 2007. More recent Western filings also indicate that they are interested in actions that the Board has already implemented, such as a distribution policy and open-market share repurchases at a discount to NAV.
If shareholders have previously returned any proxy card sent to them by Western, they can still revoke their vote by voting the GOLD proxy card. For additional information on how to vote, or to receive a replacement proxy card, please contact: The Altman Group, toll free (866) 745-0264.
About John Hancock Funds
The Boston-based mutual fund business unit of John Hancock Financial Services, John Hancock Funds manages more than $56.8 billion in open-end funds, closed-end funds, private accounts, retirement plans and related party assets for individual and institutional investors at December 31, 2007. John Hancock Funds are distributed by John Hancock Funds, LLC, member FINRA. For more information, please visit www.jhfunds.com.
John Hancock Financial Services is a unit of Manulife Financial Corporation, a leading Canadian-based financial services group serving millions of customers in 19 countries and territories worldwide. Operating as Manulife Financial in Canada and Asia, and

primarily through John Hancock in the United States, the company offers clients a diverse range of financial protection products and wealth management services through its extensive network of employees, agents and distribution partners. Funds under management by Manulife Financial and its subsidiaries were Cdn$396 billion (US$401 billion) at December 31, 2007. Manulife Financial Corporation trades as ‘MFC’ on the TSX, NYSE and PSE, and under ‘0945’ on the SEHK. Manulife Financial may be found on the Internet at www.manulife.com.
     The performance data contained within this press release represents past performance, which does not guarantee future results. Performance, especially for short time periods, should not be the sole factor in making your investment decision. Statements in this press release that are not historical facts are forward-looking statements as defined by United States securities laws. You should exercise caution in interpreting and relying on forward-looking statements because they are subject to uncertainties and other factors which are, in some cases, beyond the fund’s control and could cause actual results to differ materially from those set forth in the forward-looking statements.
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PR 2008 — 23